UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 27, 2008

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 Old Germantown Road, Delray Beach, Florida	33445
(Address of principal executive offices)	(Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

On August 27, 2008, Office Depot, Inc. (the “Company”) appointed Michael D. Newman as the Company’s new Chief Financial Officer. Mr. Newman, who is age 51, has more than 30 years of financial leadership experience and comes to Office Depot from Platinum Research Organization, where he served as Senior Vice President and Chief Financial Officer from April 2007 to March 2008. From October 2005 to April 2007 Mr. Newman served as a consultant on several start-up retail concepts and private equity deals. Prior to that, he served as the Senior Vice President and Chief Financial Officer of Radio Shack Corporation from April 2001 to July 2004. Mr. Newman’s financial experience also includes CFO positions at Intimate Brands, from June 2000 to January 2001, and Hussmann International from January 1996 to June 2000. He also spent 17 years at General Electric Company in a variety of management roles, both in the United States and Europe. Mr. Newman holds a BA in Economics from Amherst College. There are no transactions between the Company and Mr. Newman reportable under Item 404(a) of Regulation S-K. A press release announcing Mr. Newman’s appointment is attached as Exhibit 99.1 and incorporated by reference herein.

Prior to Mr. Newman’s appointment, Mr. Charles Brown, President of the Company’s International Division, served as the Company’s acting Chief Financial Officer. Mr. Brown will continue as President of the International Division.

The material terms of Mr. Newman’s employment are set forth below.

Term:	Employment at will.

Base Salary:	$625,000 annualized

Bonuses:	A starting bonus of $100,000, payable after 90 days of continuous service. A corporate bonus under the Company’s 2008 Corporate Bonus Plan calculated at target (70% of base salary), prorated for the period of employment during 2008 and payable in March 2009.

Equity Award:	A new hire stock award in an amount of securities equal to a total market value of $1.5 million determined by using the Black-Scholes pricing methodology on the day of grant. With at least 50% of the total award being taken in stock options. The award will vest over three years.

Employee Benefits:	Comparable to other Executive Vice Presidents of the Company.

Non-Compete Agreement:	Mr. Newman has entered into the Company’s standard agreement pertaining to non-competition, non-solicitation and confidentiality.

Severance:	In the event Mr. Newman is terminated other than for cause due to no fault of his own, he will be entitled to receive (a) a lump sum amount equal to the sum of eighteen (18) months of his annual base salary determined at the time of separation, (b) a lump sum amount equal to eighteen (18) months of the monthly COBRA premium for the type of coverage selected under the Office Depot group health plan at the time of termination, (c) a pro-rata bonus calculated at target for the beginning of the calendar year of termination through the date of termination, and (d) a bonus calculated at target for the calendar year prior to the year of termination to the extent unpaid at the date of termination.

On August 27, 2008, Office Depot, Inc. announced that the Company’s principal accounting officer who held the title of Senior Vice President and Controller, Ms. Jennifer Moline, has decided to leave the Company effective August 27, 2008 to pursue other interests. Upon execution of the Company’s standard form of separation agreement and release, Ms. Moline will receive the following separation benefits: (a) $388,125, which equates to 18 months of her annual base salary, (b) $5,200, which equates to six months of car allowance, and (c) she will remain eligible to receive a pro-rated corporate bonus payable and calculated at the time and in a manner consistent with the applicable Company bonus plan. The Company plans to begin its search for a permanent Controller immediately and will announce a successor when this process is completed.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 99.1	News release of Office Depot, Inc. issued on August 27, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.

Date: August 27, 2008	By:	/s/ Elisa D. Garcia C.
Elisa D. Garcia C.
Executive Vice President, General Counsel & Corporate Secretary

Exhibit Index

Exhibit No.	Description
Exhibit 99.1	News release of Office Depot, Inc. issued on August 27, 2008.

5